Exhibit 11

                     IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

                         Three Months Ended        Six Months Ended
                                    June 30,                June 30,
                            1996       1995       1996       1995
                            ----       ----       ----       ----

PRIMARY

Average number of shares
outstanding              5,676,653  5,626,769     5,672,816  5,622,751

Assumed exercise of
 stock options             129,940    100,160       131,990     94,782
                           -------    -------     ---------    -------
Total shares             5,806,593  5,726,929     5,804,806  5,717,533
                         =========  =========     =========  =========
Net income              $5,027,737 $4,252,445   $10,015,973 $8,746,320
                        ==========  =========   =========== ==========

Net income per share         $0.87      $0.74         $1.73      $1.53
                             =====      =====         =====      =====

FULLY DILUTED

Average number of shares
 outstanding            5,676,653   5,626,769     5,672,816  5,622,751

Assumed exercise of
 stock options (Note 1)   129,940     110,179       131,990    104,626
                          -------     -------       -------    -------

Total shares            5,806,593   5,736,948     5,804,806  5,727,377
                       ==========   =========    ==========  =========

Net income             $5,027,737  $4,252,445   $10,015,973 $8,746,320
                       ==========  ==========   =========== ==========

Net income per share        $0.87       $O.74        $l.73       $l.53
                            =====       =====        =====       =====

(1) The dilutive effect of stock options is based on the treasury stock method using the higher of the average market price for the period or the period-end market price.